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                                                                      EXHIBIT 9
                            STOCK OPTION AGREEMENT


         THIS STOCK OPTION AGREEMENT ("Agreement") is entered into as of the 31st day of October, 1996, by and between RIVIERA HOLDING COMPANY, a Michigan corporation, having its principal office at 5460 Executive Parkway, S.E., Grand Rapids, Michigan ("Riviera Holding") and MOTOR WHEEL CORPORATION, an Ohio corporation, having its principal office at 38481 Huron River Drive, Romulus, Michigan ("Motor Wheel").

         WHEREAS the parties have entered into a Shareholders Agreement of even date with respect to their stock in Riviera Tool Company ("Riviera"), a Michigan corporation; and

         WHEREAS, this Stock Option Agreement is required to be executed in connection therewith.

         NOW, THEREFORE, in consideration of the premises and terms and conditions hereof, the parties agree as follows:

         1. MOTOR WHEEL OPTION. Motor Wheel hereby grants to Riviera Holding an option to purchase all shares of the capital stock of Riviera held by Motor Wheel from time to time.

         2. EXERCISE. This option shall be exercisable by the delivery to Motor Wheel of a notice of exercise by Riviera Holding. Such exercise, to be effective, must be signed by Riviera in its corporate capacity and consented to in writing by Kenneth K. Rieth and Peter C. Canepa, both Michigan residents, or the survivor, in their individual capacity. The signatures of Messrs. Rieth and Canepa shall be guarantied by counsel to Riviera and such guarantied signatures shall be conclusive evidence of the required consent.

         3. EXPIRATION. The option granted under Paragraph 1 above shall expire at 5:00 p.m. Eastern time on the first anniversary of the date hereof.


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         4.      PRICE.  The purchase price of the stock being purchased
pursuant to this option shall be U.S. $3,000,000.00 payable 30 days after delivery of certificates required by Paragraph 9 below.

         5. OTHER SALES. Prior to the expiration of this option and except as provided in Paragraph 4.4 of a Shareholders Agreement of even date among Riviera Holding, Motor Wheel and Riviera, Motor Wheel may not assign, sell, transfer or otherwise dispose of the stock subject to this Agreement or any interest therein.

         6. REPRESENTATIONS AND WARRANTIES OF RIVIERA HOLDING. Riviera Holding covenants, represents and warrants to Motor Wheel as follows:

                 a. Riviera Holding is, and will remain during the term of this Agreement, a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation (currently Michigan);

                 b. Riviera Holding has the full corporate power, authority, and legal right to execute and perform this Agreement, which will be a valid and binding obligation enforceable against Riviera Holding in accordance with its terms;

                 c. The execution and delivery of this Agreement and the consummation by Riviera Holding of the transactions contemplated hereby will comply with its Articles of Incorporation and all applicable laws and will not conflict with or result in the breach of any of the unwaived terms or conditions of or constitute a default under any agreement, license or other instrument to which Riviera Holding is a party or by which it is bound or constitute a default thereunder;

                 d. Riviera Holding understands that this option and the shares of stock to be purchased and sold pursuant hereto are transferred pursuant to various exemptions to registration contained in federal and state securities laws, will be

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                          restricted securities not generally marketable and
                          represents that it is purchasing such securities as an investment with an intent to hold its securities for an indefinite period, has had adequate opportunity to review the investment and asked questions with respect thereto, understands the business in which Riviera is engaged, is capable of evaluating the risks and suitability of this investment and bearing the economic risk thereof;

                 e. Riviera Holding has consulted with its legal and accounting advisors with respect to this Option Agreement and prior to making the representations contained herein; and

                 f. Riviera Holding has authorized shares of capital stock as 100 shares of Class A common stock, 22,530 of Class B common stock and 2,737 of 8% preferred stock, $10.00 par value, of which 100 shares of Class A common stock are issued and outstanding fully paid and nonassessable in the name of Kenneth K. Rieth and shall not permit the issued and outstanding shares of capital stock of Riviera Holding to change during the term of this Agreement.

         7. REPRESENTATIONS AND WARRANTIES OF MOTOR WHEEL. Motor Wheel covenants, represents, and warrants to Riviera Holding as follows:

                 a. Motor Wheel is, and will remain during the term of this Agreement, a corporation duly organized and validly existing and in good standing under the laws of the state of its incorporation (currently Ohio);

                 b. Motor Wheel has the full corporate power, authority, and legal right to execute and perform this Agreement, which will be a valid and binding obligation enforceable against Motor Wheel in accordance with its terms;

                 c. The execution and delivery of this Agreement, and the consummation by Motor Wheel of the transactions contemplated hereby, will comply with its Articles of Incorporation and Code of Regulations and all applicable laws and will not conflict with or result in the breach of any of the unwaived terms or conditions of, or constitute a default under, any agreement, license or other instrument to





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                          which Motor Wheel is a party or by which it is bound,
                          or constitute a default thereunder;

                 d. Motor Wheel owns one (1) share of Class A common stock of Riviera which in connection with the Shareholders Agreement and this Option Agreement is being converted into 730,000 shares of common stock of Riviera and it is the intent of this Agreement that this Agreement apply to all shares that may be issued in connection with or with respect thereto or by recapitalization, merger or otherwise;


                 e. There are no outstanding subscriptions, options, warrants, calls, commitments, pledges or other arrangements to which Motor Wheel is a party or by which it is bound relating to the capital stock of Riviera owned by Motor Wheel; and

                 f. Motor Wheel has consulted with its legal and accounting advisors with respect to this Option Agreement and prior to making the representations contained herein.

         8. Closing. Closing of the exercise of this option shall occur on the twenty-second business day after the exercise of the option pursuant to Paragraph 2 or at such other date and time as the parties may agree upon. At the closing Motor Wheel shall deliver certificates for the shares being purchased hereunder, duly endorsed in blank or accompanied by stock powers endorsed in blank conveying to Riviera Holding or its assignee all right, title and interest in the shares being purchased, free and clear of all liens, encumbrances and claims whatsoever. Riviera Holding shall deliver to Motor Wheel a promissory note in the amount of the purchase price pursuant to Paragraph 4 above, in the form of Exhibit A hereto, together with a pledge of 50% of the capital stock of Riviera Holding in the form of Exhibit B hereto as collateral security for the rights of the Holder pursuant to such note.





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         9.      MISCELLANEOUS.

                 9.1. The parties recognize and agree that the shares of Riviera are unique in that they are closely held and cannot be purchased on the open market in the quantity provided here. Therefore, it is agreed that damages for non-performance of any obligation herein would be an inadequate remedy and that the covenants and agreements herein set forth are specifically enforceable.

                 9.2. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, including the conflicts of law provisions thereof.

                 9.3. Every notice or communication required or permitted hereunder shall be validly made or given if in writing and personally delivered to the party to whom directed, or mailed, registered or certified or delivered by independent contract courier to the address set out below or such other address as shall be provided by such party pursuant to this notice provision.

                 If to Riviera Holding:

                          Kenneth K. Rieth
                          5460 Executive Parkway, S.E.
                          Grand Rapids, MI  49512

                 If to Motor Wheel:

                          Motor Wheel Corporation
                          38481 Huron River Drive
                          Romulus, MI  48174
                          Attn:  Vice President - General Counsel

                 9.4 No modification of this Agreement shall be binding upon a party unless in writing and signed by the parties to be charged.





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                 9.5      All terms, covenants, representations, warranties and
conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors, heirs, and assigns. Riviera Holding may assign its rights under this option to any party. Except as provided in Paragraph 4.4 of the Shareholders Agreement of even date between Riviera Holding, Motor Wheel and Riviera, Motor Wheel may not assign its stock in Riviera or its rights or obligations hereunder to any party.

                 9.6 The paragraph headings used herein are for convenience only and shall not be construed to modify, supplement or otherwise affect the terms hereof. The use of words in the singular shall be interpreted to be in the plural when appropriate and vice versa. The use of the terms of the masculine gender shall be interpreted to include the feminine gender, when appropriate.

         WHEREFORE, the undersigned have executed this Agreement as of the day, month and year first above written.

                                RIVIERA HOLDING COMPANY


                                By:  /s/ Kenneth K. Rieth, President
                                   ---------------------------------
                                         Kenneth K. Rieth, President


                                MOTOR WHEEL CORPORATION


                                By:  /s/ Daniel M. Sandberg
                                   ---------------------------------
                                         Daniel M. Sandberg, V.P.



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                                   EXHIBIT A

                                   TIME NOTE


$3,000,000.00                                                     Grand Rapids,
Michigan                                                 _______________, 199_


         Riviera Holding Company ("Company"), hereby promises to pay to Motor Wheel Corporation ("Holder") at 38481 Huron River Drive, Romulus, Mich., the principal sum of Three Million Dollars ($3,000,000.00) pursuant to that certain Stock Option Agreement dated __________,199_ between Company and Holder (the "Agreement").

         No interest is payable on any amount due hereunder. Principal is payable on the 30th day after the date hereof in full.

         Company may prepay this Note in whole or in part without penalty at any time.

         In the event of default in payment hereof, as its complete and sole remedies for such default, Holder shall have this note paid by way of (i) first return of the shares of capital stock of Riviera Tool Company purchased with this note (the "MWC Shares"), if then still in existence or (ii) if the MWC Shares are not then in existence, issuance from Company of a number of shares of capital stock which, upon their issuance would represent fifty percent (50%) of all the equity and voting stock of Company then outstanding. Company represents that it has 100 shares of Class A Common stock issued and outstanding at this date and there are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to the capital stock of the Company.

         The rights of the Holder hereunder are secured by a pledge of capital stock of the undersigned of even date, which pledge secures no other obligations of any person and terminates and expires completely upon payment of the sum due hereunder.

         The holder and maker hereof are entitled to all the benefits provided in the Agreement to which reference is hereby made for a statement of the terms and conditions by which the loan evidenced hereby was made or its maturity accelerated.

                                          RIVIERA HOLDING COMANY


                                          By:
                                              ---------------------------------
                                                   Kenneth K. Rieth, President

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                             STOCK PLEDGE AGREEMENT                   EXHIBIT B


     THIS AGREEMENT is made and granted as of the _____ day of ____________, 19__, by and between Motor Wheel Corporation ("MWC"), Riviera Holding Company and Kenneth K. Rieth (collectively the "Debtor").

                              W I T N E S S E T H

     1. Collateral and Obligation. For valuable consideration, the receipt and adequacy of which is hereby acknowledged, Debtor grants to MWC a security interest in Fifty Percent (50%) of all of the capital stock of Riviera Holding Company, a Michigan corporation, and all proceeds of and other rights in connection with such stock (such proceeds and other rights, together with the capital stock, is hereinafter called the "Pledged Stock"). The security interest hereby granted secures the repayment of that certain Time Note (the "Time Note") dated ___________ __, 19__ in the event the second remedy provided therein is applicable (the "Obligation"). Debtor, jointly and severally, hereby represents and warrants that the Pledged Stock constitutes 50% of the outstanding shares of common stock in Riviera Holding Company and that there are no other preferred, common, or other classes or other types of equity issued and outstanding in Riviera Holding Company. In the event that additional shares of stock in Riviera Holding Company are issued for any reason after the date of this Agreement, Debtor hereby covenants to deliver sufficient shares of such stock to MWC as additional collateral under this Agreement so as to ensure that MWC holds 50% of the total equity outstanding in and of Riviera Holding Company.

     2. Warranty of Title. Debtor, jointly and severally, represents and warrants that Kenneth K. Rieth is the owner of the Pledged Stock free from all liens, encumbrances, or security interests (except MWC's security interest), with complete authority to pledge such Pledged Stock to MWC.

     3. Preservation of Collateral. MWC is not required to insure or take any steps to collect or realize upon the Pledged Stock or any distribution of principal. Except as arise from MWC, Debtor will keep the Pledged Stock free from all liens, encumbrances and security interests; pay and discharge when due, all taxes, levies and other charges upon it; defend it against all claims and legal proceedings by persons other than MWC and/or preserve rights with respect to the Pledged Stock against prior parties. Loss of or damage to the Pledged Stock will not release the Obligation. Debtor will deliver to MWC all notices, statements or other communications received by Debtor as an owner or holder of the Pledged Stock.

     4. Maintenance of Security Interest. Debtor will pay all expenses and, upon request, take any action reasonably deemed advisable by MWC to preserve the Pledged Stock or to establish, determine priority of, perfect, continue perfected, terminate and/or enforce MWC's interest therein or rights under this Agreement.

     5. Acts Not Affecting Obligation. None of the following will affect the liabilities of Debtor under this Agreement, or the Obligation, or the rights of MWC with respect to the Pledged Stock: (a) acceptance or retention by MWC of other property or interests as security for

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the Obligation, or for the liability of any person, for the Obligation; (b) the release of all or any of the Pledged Stock or other security for the Obligation; (c) any release, extension, renewal, modification or compromise of the Obligation or the liability of any obligor thereon; (d) failure by MWC to resort to other security or any other liable for the Obligation before resorting to the Pledged Stock; (e) any increase in the amount of the Obligation secured hereunder, for any reason whatsoever; and (f) any exercise of, or failure to exercise, any remedy or taking or failing to take any action with respect thereto described in Section 7.

      6. Events of Default. The occurrence of any one or more of the following will be deemed an Event of Default.

           (a) Nonperformance. If Debtor fails to pay when due any of the Obligation and to return the stock sold in consideration of the Time Note on the due date of the Time Note, or to perform, or rectify breach of, any warranty or other undertaking in this Agreement or in any evidence of, or documents or agreements relating to, the Obligation.

           (b) Insolvency. Either of the Debtor is the subject of bankruptcy or insolvency proceedings or any proceedings for reorganization or rehabilitation of debts.

           (c) Misrepresentation. If any representation or warranty hereunder is false in any material respect when made.

      7. Remedies. Upon the occurrence of an Event of Default, MWC shall immediately become the lawful and unqualified owner of the Pledged Stock and shall have all rights and remedies for default provided under the Time Note. MWC may permit Debtor or any endorser, guarantor or surety upon the Obligation to remedy any default without waiving the default so remedied, and MWC may waive any default without waiving any other subsequent or prior default by Debtor or any other person.

      8. Possession of Pledged Stock. All of the Pledged Stock to be held by MWC hereunder shall be held by the Detroit office of the law firm of Dickinson, Wright, Moon, Van Dusen & Freeman as agent for MWC, but not as agent for any creditor, secured or otherwise of MWC, and shall be released upon (a) the joint written direction of MWC and Debtor, (b) ten (10) business days after an Event of Default certified as true and correct in writing by MWC and its parent corporation Hayes Wheels International, Inc., has been delivered to Debtor and said agent then at the direction of MWC, or (c) ten (10) business days after the payment of the Obligation in full has been certified in writing as having been accomplished by Debtor, has been delivered to MWC and said agent then at the direction of Debtor, or (d) pursuant to an order of court of competent jurisdiction which order has become final, is not on appeal, and is unappealable thereafter. Delivery to the agent shall be accomplished by delivery to its Executive Partner.

      9. Shareholders Agreement. In the event that MWC effects the second alternate remedy under the Time Note and becomes the owner of the Pledged Stock, such stock shall become

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subject to all the terms and conditions of that certain Shareholders Agreement dated October __, 1996 between Riviera Holding and MWC. MWC and Kenneth K. Rieth hereby agree to amend and restate such agreement so as to substitute Kenneth K. Rieth for Riviera Holding Company as a party to such agreement and to have the agreement refer to shares of stock of Riviera Holding Company as opposed to shares of stock of Riviera Tool Company, and to otherwise be identical to and contain all the terms and conditions of such agreement.

     10. Costs of Enforcement. In the event that either of Debtor or MWC brings an action to enforce its rights hereunder and is successful in such action, then the costs of such enforcement action including reasonable attorneys' fees and court costs shall be paid by the unsuccessful party in such action.

     11. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

     12. Interpretation. The validity, construction and enforcement of this Agreement are governed by the internal laws of Michigan. All terms not otherwise defined have the meanings assigned to them by the Michigan Uniform Commercial Code. Invalidity of any provision of this Agreement will not affect the validity of any other provision.

     13. Persons Bound. This Agreement benefits MWC, its successors and assigns, and binds Debtor, and their respective heirs, personal representatives, successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stock Pledge Agreement on the date first above written.


WITNESSES:                      MOTOR WHEEL CORPORATION


____________________________       By:_________________________________

____________________________

                                   RIVIERA HOLDING COMPANY


____________________________       By:_________________________________
                                          Kenneth K. Rieth, President

____________________________       ____________________________________
                                   Kenneth K. Rieth



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